Exhibit 10.2

PERSONAL AND CONFIDENTIAL

July 8, 2012

Ms. Tracey Belcourt

Dear Tracey,

I am very pleased to provide you with this letter confirming the verbal offer that has been extended to you for the position of Executive Vice President Strategy Designate, Mondelēz International, Inc. until the anticipated Spin-off of Kraft Foods Group, Inc. (a wholly-owned direct subsidiary of Kraft Foods Inc.), planned for the second half of 2012. Following the Spin-off, you will hold the position of Executive Vice President Strategy, Mondelēz. Both positions will report to Irene Rosenfeld and be located in Illinois, USA. It is our desire that you join Kraft as soon as possible which we anticipate will be around September 1, 2012. This letter sets forth all of the terms and conditions of the offer.

Listed below are details of your compensation and benefits that will apply to this offer.

Annualized Compensation (Range of Opportunity)

Target – Maximum

Annual Base Salary	$500,000

Annual Incentive Plan (Target* – 60%)	$300,000 - $750,000

Long-Term Incentives**	$775,000 - $1,375,000

• Performance Shares (Target*—85%)	$425,000 - $850,000
• Restricted Stock/Stock Options Award Range	$350,000 - $525,000

Total Annual Compensation	$1,575,000 - $2,625,000

*	Target as a percent of base salary.
**	The value of the long-term incentive awards reflects the “economic value” of equity awards. For performance and restricted shares, the value reflects grant value. For stock option value, the value approximates the Company’s Black-Scholes value.

July 8, 2012

Annual Incentive Plan

You will be eligible to participate in the Kraft Management Incentive Plan (MIP), which is the Company’s annual incentive program. Your target award opportunity under the MIP is equal to 60% of your base salary. The actual amount you will receive may be lower or higher depending on your individual performance and the performance of Kraft Foods Inc. prior to the Spin-off and Mondelēz, Inc. after the Spin-off. Your 2012 award will be payable in March 2013. Your MIP eligibility will begin on your date of employment and your 2012 award will be no less than target for the period of time that you participate in the Plan.

Long-Term Incentives

Performance Shares

Your eligibility for the Kraft performance share program (referred to as Kraft Foods’ Long-Term Incentive Plan or LTIP) will commence with the 2013 – 2015 performance cycle. Your target opportunity under the LTIP is equal to 85% of your base salary at the beginning of the performance cycle. The actual award you will receive may be lower or higher depending upon the performance of Kraft Foods Inc. (and Mondelēz, Inc. after the Spin-off) during the performance cycle. The number of performance shares under the 2013 – 2015 performance cycle is equal to your target value divided by the fair market value of Kraft stock on the first business day of the performance cycle.

The 2013 – 2015 performance shares will vest in early 2016. It is anticipated that a new three year performance cycle will begin each year in January.

Equity Program – Restricted Stock and Stock Options

You will also be eligible to participate in the Company’s restricted stock and stock option award program. Stock awards are typically made on an annual basis, with the next award anticipated to be granted in the first quarter of 2013. Awards are delivered as follows: 50% of equity value is delivered in restricted stock and 50% in stock options. Actual award size is based on individual potential and performance. You will receive dividends on the restricted shares during the vesting period consistent in amount and timing with that of Common Stock shareholders.

The number of stock options granted is typically communicated as a ratio relative to the number of restricted shares granted based on the “economic value” of the stock options. In 2012, Kraft Foods granted 6 stock options for every restricted share awarded. This ratio may change from year to year.

July 8, 2012

Sign-On Incentives

As part of your employment offer, as an incentive to join Kraft, upon hire, you will receive one-time sign-on incentives in the form of cash and stock as follows:

Equity Sign-On Incentive:	$600,000 restricted stock grant which will vest 100% after three years.

Cash Sign-On Incentive:	$550,000 paid at hire; you will have a two-year repayment agreement.

The actual number of shares that you will receive will be determined based upon the fair market value of Kraft Foods Inc. Common Stock on your date of hire. You will be paid cash dividends on the restricted shares during the vesting period consistent in amount and timing with that of Common Stock shareholders. The number of stock options will be determined based upon the fair market value of Kraft Foods Inc. Common Stock on your date of hire multiplied by six (representing the economic value of Kraft Foods stock options).

Following the anticipated Spin-Off of the North American grocery business, your equity awards will be adjusted to only be denominated in Mondelēz equity. The number of shares and/or grant price (in regards to the stock options) will be adjusted to maintain the intrinsic value held immediately prior to the Spin-Off.

If, prior to the end of the two-year repayment period, your employment with the Company ends due to involuntary termination for reasons other than cause, you will not be required to repay the cash sign-on amount.

Similarly, if prior to full vesting of the sign-on restricted shares granted per this offer letter, your employment with the Company ends due to involuntary termination for reasons other than cause, the value of the total number of unvested shares shall vest on the scheduled vesting dates.

For purposes of this offer letter, “cause” means: 1) continued failure to substantially perform the job’s duties (other than resulting from incapacity due to disability); 2) gross negligence, dishonesty, or violation of any reasonable rule or regulation of the Company where the violation results in significant damage to the Company; or 3) engaging in other conduct which materially adversely reflects on the Company.

The other terms and conditions set forth in Kraft’s standard Stock Award Agreement will apply.

Perquisites

You will be eligible for a company car allowance equal to $15,000 per year under the executive perquisite policy. You will also be eligible for an annual financial counseling allowance of $7,500. You may use any firm of your choosing and submit payments directly to the Company.

Deferred Compensation Program

Subject to our internal immigration review, we anticipate that you will be eligible to participate in the Executive Deferred Compensation Program. This program allows you to voluntarily defer a portion of your salary and/or your annual incentive to a future date. Investment opportunities under this program are designed to mirror the Company’s 401(k) plan. Additional information for this program can be made available upon request.

July 8, 2012

Stock Ownership Guidelines

You will be required to attain and hold Company stock equal in value to four times your base salary. You will have five years from your date of employment to achieve this level of ownership. Stock held for ownership determination includes common stock held directly or indirectly, unvested restricted stock or share equivalents held in the Company’s 401(k) plan. It does not include stock options or unvested performance shares.

Other Benefits

Subject to our internal immigration review and to assist in your relocation from Toronto, Canada to Illinois, we offer relocation assistance consistent with the benefits afforded other Permanently Transferred employees. Some of the major elements of that program are listed below as follow:

•	Relocation allowance grossed up for taxes;

•	Shipment of goods;

•	Home finding assistance;

•	Temporary living assistance; and

•	Tax preparation assistance.

Your offer includes Kraft’s comprehensive benefits package available to full-time salaried employees. This benefits package is described in the enclosed Kraft Benefits Summary brochure. You will be eligible for 30 days of Paid Time Off (PTO).

Subject to our internal immigration review, we intend to hire you as a U.S. employee of Kraft Foods and your employment status will be governed by and shall be construed in accordance with the laws of the United States. As such, your status will be that of an “at will” employee. This means that either you or Kraft is free to terminate the employment relationship at any time, for any reason.

If your employment with the Company ends due to an involuntary termination other than for cause, you will receive severance arrangements no less favorable than those accorded recently terminated senior executives of the Company. The amount of any severance pay under such arrangements shall be paid in equal installments at the regularly scheduled dates for payment of salary to Kraft executives and beginning within 30 days of your termination.

Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)

If you are subject to US tax law and if you are a “specified employee” (within the meaning of Code section 409A) as of your separation from service (within the meaning of Code section 409A): (a) payment of any amounts under this letter (or under any severance arrangement pursuant to this letter) which the Company determines constitute the payment of nonqualified deferred compensation (within the meaning of Code section 409A) and which would otherwise be paid upon your separation from

July 8, 2012

service shall not be paid before the date that is six months after the date of your separation from service and any amounts that cannot be paid by reason of this limitation shall be accumulated and paid on the first day of the seventh month following the date of your separation from service (within the meaning of Code section 409A); and (b) any welfare or other benefits (including under a severance arrangement) which the Company determines constitute the payment of nonqualified deferred compensation (within the meaning of Code section 409A) and which would otherwise be provided upon your separation from service shall be provided at your sole cost during the first six-month period after your separation from service and, on the first day of the seventh month following your separation from service, the Company shall reimburse you for the portion of such costs that would have been payable by the Company for that period if you were not a specified employee.

Payment of any reimbursement amounts and the provision of benefits by the Company pursuant to this letter (including any reimbursements or benefits to be provided pursuant to a severance arrangement) which the Company determines constitute nonqualified deferred compensation (within the meaning of Code section 409A) shall be subject to the following:

(a)	the amount of the expenses eligible for reimbursement or the in-kind benefits provided during any calendar year shall not affect the amount of the expenses eligible for reimbursement or the in-kind benefits to be provided in any other calendar year;

(b)	the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c)	your right to reimbursement or in-kind benefits is not subject to liquidation or exchange for any other benefit.

This offer is contingent upon successful completion of our pre-employment checks, which may include a background screen, reference check, and post-offer drug test pursuant to testing procedures determined by Kraft Foods.

If you have any questions, I can be reached at the office at (XXX) XXX-XXXX.

Sincerely,

/s/ Karen J. May

Karen J. May

Executive Vice President Human Resources

Kraft Foods Inc.

July 8, 2012

I accept the offer as expressed above.

/s/ Tracey Belcourt	7/10/2012
Signature	Date

Enclosure:	Kraft Foods Benefits Summary Management Incentive Plan Brochure Long-Term Incentive Plan Brochure Equity Brochure